Exhibit 5.1/23.2

WILLIAMS SECURITIES LAW FIRM, P.A.
2503 West Gardner Court
Tampa, FL  33611
Phone:  813.831.9348
Fax:  813.832.5284

May 2, 2011

Moving Box, Inc.

Re: Registration Statement on Form S-1

Gentlemen:

Our firm has acted as your counsel in the preparation on a Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 2,000,000 shares of Common Stock of Moving Box, Inc. filed on August 11, 2010 and all amendments thereto (the "Stock").

In so acting,  we have examined and relied upon such records,  documents and other  instruments  solely for factual matters as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Delaware.

Based on the foregoing, we are of the opinion that:

1.	The Stock is duly and validly issued, fully paid and nonassessable.

2.	The issuance of the Stock has been duly authorized.

We hereby consent to the discussion of this opinion in the Prospectus, the reproduction of the opinion as an exhibit to the Registration Statement in and to being named as in the “Interests of Named Experts” section of the Registration Statement and any amendments to the Registration Statement that are filed.

Very truly yours,

Williams Securities Law Firm, P.A.

By:	/s/ Michael T. Williams, Esq.
Michael T. Williams, Esquire, President For the Firm